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                                                            EXHIBIT 99.(a)(1)(D)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                     CAMERON ASHLEY BUILDING PRODUCTS, INC.
                                       AT
                             $18.35, NET PER SHARE
                                       BY

                               CAB MERGER CORP.,
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                           GUARDIAN INDUSTRIES CORP.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT EASTERN TIME, ON
              FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                    May 12, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by CAB Merger Corp., a Georgia corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Guardian Industries Corp., a Delaware corporation, to act as Information Agent in connection with the Purchaser's offer to purchase for cash all of the outstanding shares of common stock, no par value (the "Common Stock"), of Cameron Ashley Building Products, Inc., a Georgia corporation (the "Company") and the associated Series A Preferred Stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), for $18.35 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 12, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with the Offer to Purchase (and any amendments or supplements hereto or thereto, collectively) constitute the "Offer") enclosed herewith.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase dated May 12, 2000.

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. A letter to shareholders of the Company from Ronald R. Ross, together with a Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to shareholders of the Company.

     4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.
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     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The tender price is $18.35 per Share, net to the seller in cash, without interest.

          2. The Offer is subject to there being validly tendered and not properly withdrawn prior to the expiration of the offer a majority of the outstanding shares on a fully diluted basis and certain other conditions.

          3. The Offer is being made for all of the outstanding Shares.

          4. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 10 of the Letter of Transmittal.

          5. The board of directors of the Company has unanimously determined that each of the Offer and the Merger (as defined in the Offer to Purchase) is fair to, and is in the best interests of, the Company's shareholders (other than Guardian Fiberglass, Inc. and its affiliates), has approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company's shareholders accept the Offer and tender all of their Shares pursuant to the Offer.

          6. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates pursuant to the procedures set forth in Section 3 of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when Certificates are actually received by the Depositary.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or an Agent's Message in connection with a book-entry transfer and other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
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     Any inquiries you may have with respect to the Offer or requests for copies of the enclosed materials should be addressed to MacKenzie Partners, Inc., the Information Agent for the Offer, at 156 Fifth Avenue, New York, New York 10010, telephone number (212) 929-5500 or (toll free) (800) 322-2885.
                                          Very truly yours,
                                          MACKENZIE PARTNERS, INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.